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                                                                     EXHIBIT 5.1

                             FORM OF LEGAL OPINION





                                 July __, 1997


Mr. Richard B. Frost
Chief Executive Officer and
Chairman of Board of Directors
Frost Hanna Capital Group, Inc.
327 Plaza Real, Suite 319
Boca Raton, Florida  33432

         Re:     Frost Hanna Capital Group, Inc.
                 Offering of Shares of Common Stock

Dear Mr. Frost:

         As counsel to Frost Hanna Capital Group, Inc. (the "Corporation"), we have examined the Articles of Incorporation and Bylaws of the Corporation as well as such other documents and proceedings as we have considered necessary for the purposes of this opinion. We have also examined and are familiar with the proceedings taken by the Corporation to authorize the issuance of 1,552,500 shares of Common Stock of the Corporation, par value $.0001 per share (the "Common Stock"). In addition, we have examined a copy of the Prospectus dated July ___, 1997 (the "Prospectus") included in the Corporation's Registration Statement on Form SB-2, File No. 333-_____ (the "Registration Statement"), which is incorporated by reference into the Registration Statement.

         In rendering this opinion, we have assumed, without independent investigation: (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (iii) the genuineness of all signatures. In addition, as to questions of fact material to the opinions expressed herein, we have relied upon such certificates of public officials, corporate agents and officers of the Corporation and such other certificates as we deemed relevant.

         Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that following the issuance and delivery of the Common Stock against payment of adequate consideration therefore in accordance with the terms of such Prospectus, the Common Stock will be validly issued, fully paid and non-assessable.





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Mr. Richard B. Frost
July ___, 1997
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         This opinion is intended solely for the Corporation's use in connection with the registration of the shares and may not be relied upon for any other purpose or by any other person. This opinion may not be quoted in whole or in part or otherwise referred to or furnished to any other person except in response to a valid subpoena. This opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is rendered as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur. We hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        STEARNS WEAVER MILLER WEISSLER
                                        ALHADEFF & SITTERSON, P.A.